 Exhibit 21.1
Subsidiaries of Mueller Water Products, Inc.

Entity	State of incorporation or organization	Doing business as
Echologics B.V.	Netherlands	N/A
Echologics, LLC	Delaware	Delaware Echologics, LLC
Echologics Delaware, LLC
Echologics of Delaware, LLC
Echologics Pte. Ltd.	Singapore	N/A
Henry Pratt Company, LLC	Delaware	Hydro Gate
Lined Valve Company
Milliken Valve
Henry Pratt International, LLC	Delaware	N/A
James Jones Company, LLC	Delaware	James Jones Company of Delaware, LLC
Jingmen Pratt Valve Co. Ltd.	People's Republic of China	N/A
Mueller Canada Holdings Corp.	Canada	N/A
Mueller Canada Ltd.	Canada	Anvil International, Canada
Echologics
Mueller Canada
Mueller Canada Echologics
Mueller Co. International Holdings, LLC	Delaware	N/A
Mueller Co. LLC	Delaware	Mueller Manufacturing Company, LLC
Mueller Company, LLC
Mueller Co. LP
Mueller Group Co-Issuer, Inc.	Delaware	N/A
Mueller Group, LLC	Delaware	Mueller Flow, LLC
Mueller Group of Delaware, LLC
Mueller International Holdings Limited	United Kingdom	N/A
Mueller International, LLC	Delaware	Mueller International (N.H.)
Mueller Property Holdings, LLC	Delaware	N/A
Mueller Service California, Inc.	Delaware	N/A
Mueller Service Co., LLC	Delaware	Mueller Service Co. of Delaware
Mueller Service Co. of Delaware, LLC
Mueller Systems, LLC	Delaware	N/A
Mueller SV, Ltd.	Canada	Singer Valve
OSP, LLC	Delaware	OSP Properties, LLC
OPS of Delaware, Limited Liability Company
PCA-Echologics Pty Ltd.	Australia	N/A
Singer Valve, LLC	North Carolina	N/A
Singer Valve (Taicang) Co., Ltd.	People's Republic of China	N/A
U.S. Pipe Valve & Hydrant, LLC	Delaware	NA